EXHIBIT 4.4


                                   RESOLUTIONS
                                    REGARDING
                            PREFERENCES AND RIGHTS OF
                           SERIES C PREFERENCE SHARES


     RESOLVED, that upon the effectiveness of the registration of a Memorandum of Continuance with the Registrar of Companies of Bermuda (the "Effective Time"), which will result in the Company becoming a Bermuda company pursuant to a continuation procedure under Bermuda and Arizona law, each share of Convertible Preferred Stock, Series C of the Company shall be converted into a share of a series of preference shares of the Company; which series shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Memorandum of Continuance and bye-laws of the Company:

     Section 1. Designation, Amount and Par Value. The series of preferred shares shall be designated as Series C Preference Shares (the "Series C Preference Shares" and each a "Series C Preference Share"), and the number of shares so designated shall be 1,250 (which shall not be subject to increase without the consent of the holders hereof as provided in Section 3). Each Series C Preference Share shall have a par value of US$.05 per share and a stated value of US$10,000 per share (the "Stated Value").

     Section 2. Dividends.

     (a) Holders of Series C Preference Shares ("Holders") shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 5% per annum, payable, in cash or Common Shares (as defined in Section 7) at (subject to the terms and conditions set forth herein) the option of the Company. Dividends on the Series C Preference Shares shall be calculated on the basis of a 360-day year, shall accrue (or be deemed to have accrued) daily commencing on the Original Issue Date (as defined in Section 7), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Accrued dividends on the Series C Preference Shares shall be paid on the date on which such Series C Preference Shares is converted; provided, that the Company shall have the option to pay dividends more frequently as and when declared by the Board of Directors. The party that holds the Series C Preference Shares on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series C Preference Shares subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series C Preference Shares, such payment shall be distributed ratably among the holders of the Series C Preference Shares based upon the number of shares held by each Holder. Payment of dividends on the Series C Preference Shares is further subject to the provisions of Section 5(c)(i). The Company shall provide the Holders semi-annual notice of its intention to pay dividends in cash or Common Shares, semi-annually in arrears, applicable to such Series C Preference Share. Such notice shall be delivered to all Holders not less than 10 Trading Days prior to June 30 and December 31 of each year for so long as Series C Preference Shares are outstanding. Provided that the Company is in compliance with its obligations hereunder, the Purchase Agreement (as defined in Section 7) and the Registration Rights Agreement (as defined in Section 7), notwithstanding any other provision of this Section 2, the Company may elect by written notice mailed to the Holders at their address appearing on the records of the Company not later than the payment date for such dividend, not to declare or make payment of



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

the amount of any semi-annual dividend to the Holders on the required date, in which case the accrued and unpaid dividends shall be calculated and paid on the Conversion Date for such Series C Preference Shares.

     (b) Notwithstanding anything to the contrary contained herein, the Company may not issue Common Shares in payment of dividends (and must deliver cash in respect thereof) on the Series C Preference Shares if:

     (i) the number of Common Shares at the time authorized, unissued and unreserved for all purposes, is insufficient to pay such dividends in Common Shares;

     (ii) the Common Shares to be issued in respect of such dividends are not registered for resale pursuant to an effective registration statement that names the recipient of such dividend as a selling shareholder thereunder and may not be sold without volume restrictions pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel to the Company (which may be in-house counsel) pursuant to a written opinion letter, addressed to the Company's transfer agent in the form and substance reasonably acceptable to the Holder;

     (iii) the Common Shares to be issued in respect of such dividends are not listed on the Nasdaq National Market (or The New York Stock Exchange) and any other exchange or quotation system on which the Common Shares are then listed for trading;

     (iv) the issuance of such shares would result in the recipient thereof beneficially owning, in accordance with Rule 13d-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended, more than 4.999% of the issued and outstanding Common Shares;

     (v) the Company has failed to timely satisfy its obligations pursuant to any Conversion Notice (as defined in Section 5(a)(ii)); or

     (vi) the issuance of such shares would result in the recipient thereof owning in excess of 19.99% of the issued and outstanding Common Shares.

     (c) So long as any Series C Preference Shares shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Series C Preference Shares, except for repurchases effected by the Company on the open market, pursuant to a direct share purchase plan.

     Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Series C Preference Shares shall have no voting rights. However, so long as any Series C Preference Shares are outstanding, the Company shall not and shall cause its subsidiary not to, without the affirmative vote of the holders of all the Series C Preference Shares then outstanding, (a) amend its memorandum of continuance, bye-laws or other charter documents so as to materially and adversely affect any dividend, conversion or transfer rights of any Holder; (b) declare, authorize, set aside or pay any dividend or other distribution with respect to the Common Shares except as permitted hereunder and as would not materially and adversely affect the rights of any Holder hereunder;
(c) repay, repurchase or offer to repay, repurchase or otherwise acquire its Common Shares, except for repurchases effected by the Company on the open market, pursuant to a direct share purchase plan; (d) authorize or create any class of equity or equity equivalent security that ranks senior to the Series C Preference Shares; or (e) enter into any agreement with respect to any of the foregoing.



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

     Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Series C Preference Shares shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each Series C Preference Share an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series C Preference Shares shall be distributed among the holders of Series C Preference Shares ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation, amalgamation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Series C Preference Shares.

     Section 5. Conversion. (a) (i) Each Series C Preference Share (in minimum amounts of $100,000 or such lesser amounts as any converting holder of Series C Preference Shares then holds) shall be convertible (which conversion may include, inter alia, bonus issues, subdivisions and/or consolidations of shares) into Common Shares (subject to reduction pursuant to Section 5(a)(iii) and Section 3.8 of the Purchase Agreement) at the Conversion Ratio (as defined in
Section 7) at the option of the Holder in whole or in part at any time after the Original Issue Date. The Holder shall effect conversions by surrendering the certificate or certificates representing the Series C Preference Shares to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit 1 (the "Holder Conversion Notice"). Each Holder Conversion Notice shall specify the number of Series C Preference Shares to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Holder Conversion Notice by facsimile (the "Holder Conversion Date"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to paragraph (i) of this
Section 5. Subject to Sections 5(b) and 5(a)(iii) hereof and Section 4.10 of the Purchase Agreement, each Holder Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all Series C Preference Shares represented by the certificate or certificates tendered by the Holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in paragraph (b) of this Section 5) a certificate for such number of shares as have not been converted.

     (ii) On or after the third anniversary of the Original Issue Date, the Company may require the conversion of all or a portion of the then outstanding and unconverted Series C Preference Shares at the Conversion Ratio (subject to reduction pursuant to subparagraph (a)(iii) of this Section 5) by delivering to the holder of such shares to be converted a notice in the form attached hereto as Exhibit 2 (the "Company Conversion Notice"); provided, that, no such conversion is permitted unless at the time of the delivery of the Company Conversion Notice and on the Company Conversion Date (as defined below), (a) an Underlying Shares Registration Statement covering the resale of the Common Shares issuable upon such conversion is effective, (b) the Common Shares issuable upon such conversion are listed for trading on the Nasdaq National Market (or The New York Stock Exchange or any other principal exchange) and any other exchange or quotation system on which the Common Shares are then listed for trading and (c) the Company is in compliance with all of its obligations hereunder, the Purchase Agreement and the Registration Rights Agreement. Each Company Conversion Notice shall specify the number of Series C Preference Shares to be converted and the date on which such conversion is to be effected, which date may not be prior to the day after the Company delivers such Company Conversion Notice by facsimile (the "Company Conversion Date"). If no Company Conversion Date is specified in a Company Conversion Notice, the Company Conversion Date shall be the date that the Company Conversion Notice is deemed delivered pursuant to paragraph (i) of this Section 5. A Holder Conversion Date and a Company Conversion Date are sometimes referred to herein as the "Conversion Date" and a Holder Conversion Notice and a Company Conversion Notice are sometimes referred to as a "Conversion Notice." Any conversion pursuant to this subparagraph
(a)(ii) shall be subject to paragraph (b) of this Section 5 with respect to consequences of the Company's failure to deliver Common Shares in respect of a conversion under this Section. If the Company is converting less than all Series C Preference Shares represented by the certificate or certificates tendered by the Holder in response to a Company Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such tendering Holder (in the manner and within the time set forth in paragraph (b) of this Section 5) a certificate for such number of shares as have not been converted.

     (iii) Certain Regulatory Approval. If on the Conversion Date applicable to any conversion, (A) the Common Shares are then listed for trading on the Nasdaq National Market, the American Stock Exchange or if the rules of the Nasdaq Stock Market, Inc. are hereafter amended to extend or adopt rules similar to Rule 4460(i) promulgated thereby (or any successor or replacement provision thereof) to the Nasdaq SmallCap Market and the Company's Common Shares are listed for trading on such market or exchange, (B) the Conversion Price then in effect is such that the aggregate number of Common Shares that would then be issuable upon conversion of all outstanding Series C Preference Shares, together with any Common Shares previously issued upon conversion of Series C Preference Shares, the Preferred Stock, Series C of XOMA-Arizona (as defined in Section 7), the Convertible Preferred Stock, Series G of XOMA-Delaware (as defined in Section 7) or the Convertible Preferred Stock, Series H of XOMA-Delaware and in respect of payment of dividends hereunder or thereunder, would equal or exceed 20% of the number of Common Shares outstanding on the Original Issue Date (the "Issuable Maximum"), and (C) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to any Holder so requesting conversion of Series C Preference Shares its pro rata portion of the Issuable Maximum in the same ratio that the number of Series C Preference Shares held by any such Holder bears to all Series C Preference Shares then outstanding and, with respect to any Common Shares that otherwise would have been issuable to such Holder in respect of the Conversion Notice at issue or in respect of payment of dividends hereunder in excess of such Holder's pro rata portion of the Issuable Maximum (the "Surplus Amount"), the Company shall have the option to either (1) as promptly as possible, but in no event later than 90 days after such Conversion Date, convene a meeting of the holders of the Common Shares and use its reasonable efforts (which may include, among other things, hiring a proxy solicitor) to obtain the Shareholder Approval and the approval of the Company's Board of Directors or (2) redeem, from funds legally available therefor at the time of such redemption, such Holder's Surplus Amount of the Series C Preference Shares subject to such Conversion Notice at a price per share equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (x) the Conversion Date or (y) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on the Conversion Date; provided, however, that if the Company has elected to obtain Shareholder Approval under clause (1) above, the holders of a majority of the outstanding Series C Preference Shares may request, in lieu of such meeting, that the Company redeem each Holder's Surplus Amount as set forth herein and provided, further that if the Company fails for any reason to obtain such Shareholder Approval within the time period set forth in clause (1) above, the Company shall be obligated to redeem the Series C Preference Shares not converted as a result of the provisions of this Section 5 in accordance with the provisions of clause
(2) above, and in case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue from the Conversion Date. If the Holder has requested that the Company redeem Series C Preference Shares pursuant to this
Section 5 and the Company fails for any reason to pay the redemption price under clause (2) above within seven days after the Conversion Date, the Company will pay interest on such redemption price at a rate of 15% per annum to the converting Holder, accruing from the Conversion Date until the redemption price plus any accrued interest thereon is paid in full. The entire redemption price, including interest thereon, shall be paid in cash.

     "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's Memorandum of Continuance and bye-laws, of the issuance by the Company of Common Shares exceeding the Issuable Maximum as a consequence of the conversion of Series C Preference Shares into Common Shares at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market or Rule 713 of the American Stock Exchange (or any successor or replacement provision thereof), as applicable.

     (b) Not later than two Trading Days after receipt by the Company of a properly completed and duly executed Conversion Notice and an original share certificate representing the Series C Preference Shares to be converted, the Company will deliver to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 4.1(b) of the Purchase Agreement) representing the number of Common Shares being acquired upon the conversion of Series C Preference Shares (subject to reduction pursuant to subparagraph (a)(iii) of this Section 5 and Section 3.8 of the Purchase Agreement), (ii) one or more certificates representing the number of Series C Preference Shares not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Company has elected to pay accrued dividends in cash) and (iv) if the Company has elected to pay accrued dividends in Common Shares, certificates, which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement), representing such number of Common Shares as equals such dividend divided by the Conversion Price on the Conversion Date; provided, however, that the Company shall not be obligated to issue certificates evidencing the Common Shares issuable upon conversion of any Series C Preference Shares until certificates evidencing such Series C Preference Shares are delivered for conversion to the Company, or the holder of such Series C Preference Shares notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any Common Shares to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable Holder by the second Trading Day after receipt by the Company of a properly completed and duly executed Conversion Notice and an original share certificate representing the Series C Preference Shares to be converted, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the Series C Preference Shares tendered for conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section, including for purposes hereof, any Common Shares to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, prior to the fourth Trading Day after receipt by the Company of a properly completed and duly executed Conversion Notice and an original share certificate representing the Series C Preference Shares to be converted, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, US$2,500 for each day after such fourth Trading Day until such certificates are delivered. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section prior to the 11th day after receipt by the Company of a properly completed and duly executed Conversion Notice and an original share certificate representing the Series C Preference Shares to be converted, the Company shall, at the Holder's option (i) redeem, from funds legally available therefor at the time of such redemption, such number of Series C Preference Shares then held by such Holder, as requested by such Holder, and (ii) pay all accrued but unpaid dividends on account of the Series C Preference Shares for which the Company shall have failed to issue Common Share certificates hereunder, in cash. The redemption price shall be equal to the sum of (A) the aggregate of all accrued but unpaid dividends, plus (B) the number of Series C Preference Shares then held by such Holder multiplied by (1) the average Per Share Market Value for the five (5) Trading Days immediately preceding (x) the Conversion Date or (y) the date of payment in full by the Company of such prepayment price, whichever is greater, multiplied by, (2) the Conversion Ratio calculated on the Conversion Date. If the Holder has requested that the Company redeem Series C Preference Shares pursuant to this Section and the

Company fails for any reason to pay the redemption price under (2) above within seven days after such notice is deemed delivered pursuant to paragraph (i) of this Section 5, the Company will pay interest on the redemption price at a rate of 15% per annum, in cash to such Holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing Common Shares upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of Common Shares by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing Common Shares upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the Common Shares so purchased minus
(B) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the Common Shares issued by the Company pursuant to such conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

     (c) (i) The conversion price for each Series C Preference Share (the "Conversion Price") in effect on any Conversion Date shall be 88% (the "Maximum Conversion Price") of the average Per Share Market Value for the five (5) Trading Days immediately preceding the Conversion Date; provided that, (a) if the Underlying Shares Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term as defined in the Registration Rights Agreement), without being succeeded within 10 Trading Days by a subsequent Underlying Shares Registration Statement filed with and declared effective by the Commission, or (b) if trading in the Common Shares shall be suspended for any reason (other than as a result of the suspension of trading in securities generally) for more than five (5) Trading Days in the aggregate, or (c) if the conversion rights of the holders of Series C Preference Shares hereunder are suspended for five (5) consecutive Trading Days (other than as a result of the suspension of trading in securities on such market or exchange generally or temporary suspensions pending the release of material information or due to circumstances within the Company's control, which may include among other things, suspension of the effectiveness of the Underlying Shares Registration Statement by the Commission or a suspension imposed by the Company's board of directors pending any release of material non-public information) or (d) if the Company breaches in a material respect any covenant or other material term or condition to the Purchase Agreement (other than a representation or warranty contained therein), the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby, and such breach continues for a period of thirty (30) days after written notice thereof to the Company (any such failure being referred to as an "Event," and for purposes of clause (a) the date which such 10 Trading Day period is exceeded, or for purposes of clause (b) the date on which such five
(5) Trading Day period is exceeded, or for purposes of clause (c) the date on which such Event occurs, or for purposes of clause (d) the date on which such thirty (30) day period is exceeded, being referred to as "Event Date"), the Conversion Price shall be decreased by 1.5% each month (i.e., the Conversion Price would decrease by 1.5% as of the Event Date and an additional 1.5% as of the first monthly anniversary of the Event Date) until the earlier to occur of the second month anniversary after the Event Date and such time as the applicable Event is cured. Commencing the second month anniversary after the Event Date, the Company shall pay to the holders of the Series C Preference Shares US$25,000 (each Holder being entitled to receive such portion of such amount as equals its pro rata portion of the Series C Preference Shares then outstanding) in cash as liquidated damages, and not as a penalty on the first day of each monthly anniversary of the Event Date until such time as the applicable Event, is cured. Any decrease in the Conversion Price pursuant to this Section shall continue notwithstanding the fact that the Event causing such decrease has been subsequently cured. The provisions of this Section are not exclusive and shall in no way limit the Company's obligations under the Registration Rights Agreement.

     (ii) If the Company, at any time while any Series C Preference Shares are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in Common Shares, (b) subdivide outstanding Common Shares into a larger number of shares, (c) combine outstanding Common Shares into a smaller number of shares, or (d) issue by reclassification of Common Shares any shares of capital stock of the Company, the Maximum Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares outstanding before such event and of which the denominator shall be the number of Common Shares outstanding after such event. Any adjustment made pursuant to this subparagraph (c)(ii) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

     (iii) If the Company, at any time while any Series C Preference Shares are outstanding, shall issue rights or warrants to all holders of Common Shares entitling them to subscribe for or purchase Common Shares at a price per share less than the Per Share Market Value of Common Shares at the record date mentioned below, the Maximum Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of Common Shares outstanding on the date of issuance of such rights or warrants plus the number of additional Common Shares offered for subscription or purchase, and of which the numerator shall be the number of Common Shares outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Shares the issuance of which resulted in an adjustment in the Maximum Conversion Price pursuant to subparagraph (c)(iii) of this Section 5, if any such right or warrant shall expire and shall not have been exercised, the Maximum Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Maximum Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Maximum Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of Common Shares actually purchased upon the exercise of such rights or warrants actually exercised.

     (iv) If the Company, at any time while Series C Preference Shares are outstanding, shall distribute to all holders of Common Shares (and not to holders of Series C Preference Shares) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in subparagraphs (c)(ii) and (iii) of this Section 5), then in each such case the Maximum Conversion Price at which each Series C Preference Share shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Shares determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Shares on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding Common Share as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the Series C Preference Shares then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of Series C Preference Shares of the portion of assets or evidences of indebtedness so distributed or such subscription

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rights applicable to one Common Share. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

     (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest whole share, as the case may be.

     (vi) Whenever the Maximum Conversion Price is adjusted pursuant to subparagraphs (c)(ii), (iii) or (iv) of this Section 5, the Company shall promptly mail to each holder of Series C Preference Shares, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

     (vii) In case of any reclassification of the Common Shares, any consolidation, amalgamation or merger of the Company with or into another person pursuant to which (i) a majority of the Company's Board of Directors will not constitute a majority of the board of directors of the resulting entity or (ii) less than 65% of the outstanding shares of the capital stock of the resulting entity will be held by the same shareholders of the Company, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Shares are converted into other securities, cash or property, the holders of the Series C Preference Shares then outstanding shall have the right thereafter to, at their option, (A) convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Shares following such reclassification, consolidation, amalgamation, merger, sale, transfer or share exchange, and the holders of the Series C Preference Shares shall be entitled upon such event to receive such amount of securities, cash or property as the Common Shares of the Company into which such Series C Preference Shares could have been converted immediately prior to such reclassification, consolidation, amalgamation, merger, sale, transfer or share exchange would have been entitled or (B) require the Company to redeem, from funds legally available therefor at the time of such redemption, its Series C Preference Shares at a price per share equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the effective date, the date of the closing or the date of the announcement, as the case may be, of the reclassification, consolidation, amalgamation, merger, sale, transfer or share exchange the triggering such redemption right or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (ii) the Conversion Ratio calculated on the date of the closing or the effective date, as the case may be, of the reclassification, consolidation, amalgamation, merger, sale, transfer or share exchange triggering such redemption right, as the case may be. The entire redemption price shall be paid in cash, and the terms of payment of such redemption price shall be subject to the provisions set forth in paragraph (b) of Section 6 below. The terms of any such consolidation, amalgamation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Series C Preference Shares the right to receive the securities, cash or property set forth in this subparagraph
(c)(vii) upon any conversion or redemption following such consolidation, amalgamation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, amalgamations, mergers, sales, transfers or share exchanges.

     (viii) If: A. the Company shall declare a dividend (or any other distribution) on its Common Shares; or B. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Shares; or C. the Company shall authorize the granting to all holders of the Common Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or D. the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Shares of the Company, any consolidation, amalgamation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Shares are converted into other securities, cash or property; or E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series C Preference Shares, and shall cause to be mailed to the holders of Series C Preference Shares at their last addresses as they shall appear in the register of members of the Company, at least 15 Trading Days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, amalgamation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, amalgamation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert Series C Preference Shares during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

     (ix) If the Company (i) makes a public announcement that it intends to enter into a Change of Control Transaction (as defined below) or (ii) any person, group or entity (including the Company, but excluding a Holder or any affiliate of a Holder) publicly announces a bona fide tender offer, exchange offer or other transaction to purchase 50% or more of the Common Shares (such announcement being referred to herein as a "Major Announcement" and the date on which a Major Announcement is made, the "Announcement Date"), then, in the event that a Holder seeks to convert Series C Preference Shares on or following the Announcement Date, the Conversion Price shall, effective upon the Announcement Date and continuing through the earlier to occur of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lower of (x) the average Per Share Market Value on the five (5) Trading Days immediately preceding (but not including) the Announcement Date and (y) the Conversion Price in effect on the Conversion Date for such Series C Preference Shares.

     "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this paragraph has been made, the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this paragraph to become operative.

     (d) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Series C Preference Shares (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Series C Preference Shares at least 15 Trading Days prior to the effective date of such action, and an Appraiser selected by the holders of a majority in interest of the Series C Preference Shares shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which Series C Preference Shares may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of Series C Preference Shares; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

     (e) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares solely for the purpose of issuance upon conversion of Series C Preference Shares and payment of dividends on Series C Preference Shares, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series C Preference Shares, not less than such number of Common Shares as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of paragraph (c) of this Section 5) upon the conversion of all outstanding Series C Preference Shares and payment of dividends hereunder. All Common Shares that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable.

     (f) Upon a conversion hereunder the Company shall not be required to issue share certificates representing fractions of Common Shares, but shall instead round to the nearest whole share. All cash payments hereunder, whether for dividends, upon redemptions or otherwise, shall be rounded to the nearest US$.01.

     (g) The issuance of certificates for Common Shares on conversion of Series C Preference Shares shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such Series C Preference Shares so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     (h) For each Series C Preference Share converted into Common Shares, both the authorized but unissued Common Share capital shall decrease and the authorized but unissued Preference Share capital of unspecified series shall increase by a proportionate amount.

     (i) Any and all notices or other communications or deliveries to be provided by the holders of the Series C Preference Shares hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a U.S. nationally recognized overnight courier service, addressed to the attention of the Legal Department of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a U.S. nationally recognized overnight courier service, addressed to each holder of Series C Preference Shares at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 7:00 p.m. (Eastern Time),
(ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 7:00 p.m. (New York Time) on any date and earlier than 11:59 p.m. (New York Time) on such date, (iii) upon receipt, if sent by a U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     Section 6. Redemptions. (a) All outstanding and unconverted Series C Preference Shares on the third anniversary of the Original Issue Date may, at the Company's option, be converted pursuant to subparagraph (a)(ii) of Section 5 above or redeemed by the Company pursuant to this paragraph (a), from funds legally available therefor at a price per Series C Preference Share equal to 112% of the aggregate Stated Value of the outstanding Series C Preference Shares plus accrued dividends. Thereafter, all Series C Preference Shares shall cease to be outstanding and shall have the status of authorized but unissued preference shares. The entire redemption price shall be paid in cash.

     (b) If any portion of the applicable redemption price under paragraph (a) of this Section 6 shall not be paid by the Company within seven (7) calendar days after the date due, interest shall accrue thereon at the rate of 15% per annum until the redemption price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than 7 calendar days after the date due, the Holder subject to such redemption may elect, by written notice to the Company given within 30 days after the date due, to either
(i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 above of all of the Series C Preference Shares for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the Holder's written demand for conversion, or (ii) invalidate ab initio such call by the Company for redemption, notwithstanding anything herein contained to the contrary. If the holder elects option (i) above, the Company shall within three (3) Trading Days of its receipt of such election deliver to the Holder the Common Shares issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three (3) Trading Days from receipt of Holder's notice of such election, return to the Holder all of the Unpaid Redemption Shares. All shares redeemed pursuant to the Section 6 shall be redeemed upon payment of the redemption price.

     Section 7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

     "Common Shares" means the Company's common shares, US$.0005 par value per share, and shares of any other class into which such shares may hereafter have been reclassified or changed.

     "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid interest thereon) but only to the extent not paid in Common Shares in accordance with the terms hereof, and of which the denominator is the Conversion Price at such time.

     "Junior Securities" means the Common Shares and all other equity securities of the Company which are junior in rights and liquidation preference to the Series C Preference Shares.

     "Original Issue Date" shall mean the date of the first issuance of any shares of Convertible Preferred Stock, Series H of XOMA-Delaware regardless of the number of transfers of any particular shares of such Convertible Preferred Stock, Series H of XOMA-Delaware, Preferred Stock, Series C of XOMA-Arizona or Series C Preference Shares and regardless of the number of certificates which may be issued to evidence such Convertible Preferred Stock, Series H of XOMA-Delaware, Preferred Stock, Series C of XOMA-Arizona or such Series C Preference Shares.

     "Per Share Market Value" means on any particular date (a) the closing bid price per Common Share on such date on the Nasdaq National Market or other stock exchange or quotation system on which the Com-mon Shares are then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Shares are not listed then on the Nasdaq National Market or any stock exchange or quotation system, the closing bid price for a Common Share in the over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Shares are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Shares are not then publicly traded the fair market value of a Common Share as determined by an Appraiser selected in good faith by the holders of a majority in interest of the Series C Preference Shares; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

     "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "Preference Shares" has the meaning set forth in Section 1 hereto.

     "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of August 13, 1997, as amended by the First Amendment to Convertible Preferred Stock Purchase Agreement, dated as of January 1, 1998, and as further amended by the Second Amendment to Convertible Preferred Stock Purchase Agreement, dated as of June 26, 1998, among the Company (as successor to XOMA-Delaware) and the original holders of the Convertible Preferred Stock, Series H of XOMA-Delaware.

     "Registration Rights Agreement" means the Registration Rights Agreement, dated as of August 13, 1997, by and among the Company (as successor to XOMA-Delaware) and the original holders of the Convertible Preferred Stock, Series H of XOMA-Delaware.

     "Registration Statement" has the meaning set forth in the Registration Rights Agreement.

     "Trading Day" means (a) a day on which the Common Shares are traded on the Nasdaq National Market or other stock exchange or market on which the Common Shares have been listed, or (b) if the Common Shares are not listed on the Nasdaq National Market or any stock exchange or market, a day on which the Common Shares are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Shares are not quoted on the OTC Bulletin Board, a day on which the Common Shares are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Shares are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

     "Underlying Shares" means the number of Common Shares into which the Series C Preference Shares are convertible in accordance with the terms hereof and the Purchase Agreement.

     "XOMA-Arizona" means XOMA Corporation, an Arizona corporation.

     "XOMA-Delaware" means XOMA Corporation, a Delaware corporation.

                                                                       EXHIBIT 1




                 NOTICE OF CONVERSION AT THE ELECTION OF HOLDER


(To be Executed by the Registered Holder in order to Convert Series C Preference Shares)

     The undersigned hereby elects to convert the number of Series C Preference Shares indicated below, into Common Shares, par value US$.0005 per share (the "Common Shares"), of XOMA Ltd. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:


--------------------------------------------------
Date to Effect Conversion


---------------------------------------------------
Number of Series C Preference Shares to be Converted


---------------------------------------------------
Number of Common Shares to be Issued


---------------------------------------------------
Applicable Conversion Price


---------------------------------------------------
Signature


---------------------------------------------------
Name


---------------------------------------------------
Address

                                                                       EXHIBIT 2




               NOTICE OF CONVERSION AT THE ELECTION OF THE COMPANY


     The undersigned in the name and on behalf of XOMA Ltd. (the "Company") hereby notifies the addressee hereof that the Company hereby elects to exercise its right to convert [___] of its Series C Preference Shares (the "Series C Preference Shares") held by the Holder into Common Shares, par value US$.0005 per share (the "Common Shares") of the Company according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.

Conversion calculations:


---------------------------------------------------
Date to Effect Conversion


---------------------------------------------------
Number of Series C Preference Shares to be Converted


---------------------------------------------------
Number of Common Shares to be Issued


---------------------------------------------------
Applicable Conversion Price


---------------------------------------------------
Name of Holder


---------------------------------------------------
Address of Holder


XOMA LTD.


---------------------------------------------------
Signature